Exhibit 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

BY AND BETWEEN

VERI-TEK INTERNATIONAL, CORP., MANITEX, INC.,

AND

COMERICA BANK

DATED AS OF APRIL 11, 2007

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 11th day of April, 2007, by and between MANITEX, INC., formerly known as Manitowoc Boom Trucks, Inc., a Texas corporation (“Manitex”), and VERI-TEK INTERNATIONAL, CORP., a Michigan corporation (“Holdings”, and together with Manitex the “Companies”, and individually a “Company”), and COMERICA BANK, a Michigan banking corporation, of Detroit, Michigan (“Bank”);

RECITALS:

A. Companies have requested that Bank extend to Manitex credit and letters of credit as previously extended by Bank under the Credit Agreement dated as of December 31, 2002, among Quantum Construction Equipment, LLC, Manitex, LLC (formerly known as Quantum Equipment, LLC), Manitex and Bank, as amended and restated pursuant to the Amended and Restated Credit Agreement dated as of December 15, 2003, among Quantum Construction Equipment, LLC, Manitex, LLC, and Manitex, as amended (the “Prior Credit Agreement”), on the terms and conditions set forth herein.

B. Bank is prepared to extend such credit as aforesaid, but only upon the terms and conditions of this Agreement.

C. This Agreement shall constitute an amendment and restatement of the Prior Credit Agreement as provided in Section 12.12 hereof.

NOW, THEREFORE, Bank and Companies agree as follows:

1. DEFINITIONS

For the purposes of this Agreement the following capitalized terms will have the following meanings:

“Account” shall have the meaning given to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Account Debtor” shall mean the Person who is obligated on or under any Account.

“Advance” shall mean a borrowing requested by Manitex and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 4.3 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to the Affiliates of Holdings.

“Affiliate Guaranty” shall mean the Guaranty dated as of the date hereof, executed and delivered by Manitex Skycrane, Holdings, Manitex, LLC, and Quantum Value Management, L.P.

“Alternate Base Rate” shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/16 of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Applicable Margin” shall mean the following margins:

Eurodollar-based Advances	3.25%
Prime-based Advances	0.75%

“Borrowing Base Companies” shall mean Manitex and Manitex Skycrane

“Borrowing Base Report” shall mean the reports to be furnished by Companies to Bank pursuant to Section 8.1(c) in the form attached as Exhibit “D”.

“Borrowing Base” shall mean, as of any determination, the sum of (a) eighty-five percent (85%) of Eligible Accounts, plus (b) seventy-five percent (75%) of Eligible Canadian Accounts, plus (c) the lesser of (i) sixty-five percent (65%) of Eligible Inventory and (ii) $7,500,000, plus (d) the Overformula Amount.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of Holdings or any Subsidiary, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of Holdings or a Subsidiary, as applicable, thereunder would be required by GAAP to be capitalized and shown as liabilities on the Consolidated balance sheet of Holdings.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by Holdings or any Subsidiary as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the Consolidated balance sheet of Holdings, together with any renewals of such leases (or entry into new leases) on substantially similar terms.

“Compliance Certificate” shall mean a certificate to be executed and delivered by a senior officer of Holdings as provided in Section 8.10, in the form of Exhibit “C” attached hereto.

“Consolidated” or “Consolidating” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Holdings includes consolidation with its Subsidiaries in accordance with GAAP.

“Consolidated Net Worth” shall mean at any time the stockholders’ equity of Holdings and its Subsidiaries as determined in accordance with GAAP.

“Default” shall mean any event or omission which, with the passage of time, the giving of notice, or both, would constitute an Event of Default.

“Eligible Account” shall mean an Account (but shall not include interest and service charges) arising in the ordinary course of business of either Borrowing Base Company which meets each of the following requirements:

(a) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(b) it is not owing by an Account Debtor who has failed to pay twenty-five percent (25%) or more of the aggregate amount of its Accounts owing to Borrowing Base Companies within ninety (90) days after the date of the respective invoices or other writings evidencing such Accounts;

(c) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

(d) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e) it is not evidenced by any note or other negotiable instrument or by any chattel paper;

(f) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part;

(g) it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

(h) it is not owing by a Subsidiary or Affiliate of Holdings or any Subsidiary,

(i) it is not owing by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof (unless the Account is covered by FCIA insurance or a letter of credit issued by a domestic bank which is acceptable to Bank in the exercise of its sole discretion), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(j) it is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such account;

(k) it is not owing by an Account Debtor for which Holdings or any Subsidiary has received a notice of (i) the death of the Account Debtor or any partner of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(l) it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at a future date in accordance with its terms, subject to a retainage or holdback by the Account Debtor or insured by a surety company;

(m) it is not owing by any Account Debtor whose obligations Bank (in its sole discretion) shall have notified Holdings are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Canadian Account” shall mean an Account which meets all of the requirements of the definition of “Eligible Account” except subsection (i) thereof.

“Eligible Inventory” shall be valued at the lesser of cost or present market value in accordance with GAAP, and shall mean all Inventory of Borrowing Base Companies which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as “raw materials” or “finished goods inventory” under GAAP, excluding (a) work in process, consigned goods and Inventory located outside the United States of America, (b) Inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual lien or security interest (including without limitation purchase money security interests but excluding liens permitted by Section 9.4 (c) and (d)) other than in favor of Bank, whether senior or junior to Bank’s security interest, and (c) Inventory that Bank (in its sole discretion) after having notified Companies, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory. Eligible Inventory shall be valued net of liens permitted by Section 9.4 (c) and (d).

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act of 1986, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency, regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect and local health department ordinances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Advance” shall mean an Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin plus the quotient of:

(a) the per annum interest rate at which Bank’s Eurodollar Lending Office is offered deposits by other prime banks in the eurodollar market in an amount comparable to the relevant Eurodollar-based Advance and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time on the first day of such Interest Period; divided by

(b) a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Company.

“Event of Default” shall mean any of the Events of Default specified in Sections 11.1 and 11.2 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“Funded Debt” of any Person shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

“Guaranties” shall mean the Personal Guaranties, the Affiliate Guaranty, and any future guaranty of the Indebtedness, and “Guaranty” shall mean any of such Guaranties.

“Guarantor” shall mean any Person executing one or more of the Guaranties.

“Indebtedness” shall mean all loans, advances, fees, indebtedness, obligations and liabilities of Companies to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Companies to Bank arising under or in connection with this Agreement, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Interest Period” shall mean a period of one (1), two (2), three (3) or six (6) months, as selected by Manitex pursuant to the provisions of this Agreement, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 4.

“Inventory” shall have the meaning given to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Letter of Credit” shall have the meaning set forth in Section 2.6.

“Letter of Credit Reserve” shall mean as of any date of determination, an amount equal to the aggregate principal amount of all undrawn Letters of Credit issued by Bank for the account of Manitex under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by Manitex.

“Loan Documents” shall mean collectively, this Agreement, the Notes, the Guaranties, the Pledge Agreements, the Collateral Assignment, the Security Agreements, and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“Manitex” is defined in the Preamble.

“Manitex Canada” shall mean Manitex Liftking, ULC, an Alberta corporation.

“Manitex Skycrane” shall mean Manitex Skycrane, LLC, a Delaware limited liability company.

“Note” shall mean the Revolving Credit Note, as any may be amended or modified from time to time.

“Overformula Amount” shall mean $2,500,000.

“Pension Plans” shall mean all pension plans of Holdings or any Subsidiary which are subject to ERISA.

“Permitted Liens” shall mean with respect to any Person:

(a) liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

(b) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

(d) (i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided that full provision for the payment of all such obligations set forth in clauses (i) and (ii) has been made on the books of such Person as may be required by GAAP;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person; and

(f) liens described in attached Schedule 9.7.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability company, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Personal Guaranties” shall mean the separate Guaranties of the Indebtedness dated as of March 8, 2006, executed and delivered by Robert Skandalaris, David Langevin, and Michael Azar, as amended on the date hereof, and as further amended from time to time.

“Pledge Agreements” shall mean the Security Agreement (Negotiable Collateral) dated March 7, 2003, executed and delivered by Quantum Heavy Equipment, LLC (now known as Manitex, LLC) to Bank, and the Security Agreement (Membership Interest) dated March 10, 2005, executed and delivered by Manitex to Bank.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean for any day a per annum interest rate which is equal to the greater of (i) the Prime Rate plus the Applicable Margin, and (ii) the Alternate Base Rate.

“Request for Advance” shall mean a Request for Advance issued by Manitex under this Agreement in the form attached to this Agreement as Exhibit “B”.

“Revolving Credit” shall mean the revolving credit facility provided by Bank to Manitex under Section 2 of this Agreement.

“Revolving Credit Maturity Date” shall mean April 1, 2008.

“Revolving Credit Maximum Amount” shall mean Sixteen Million Five Hundred Thousand Dollars ($16,500,000).

“Revolving Credit Note” shall mean the Note described in Section 2.1 hereof made by Manitex to Bank in the form attached to this Agreement as Exhibit “A”.

“Security Agreements” shall mean the Security Agreement (All Assets) dated March 7, 2003, executed and delivered by Manitex to Bank, and the Security Agreement (All Assets) dated March 10, 2005, executed and delivered by Manitex Skycrane to Bank.

“Subordinated Debt” shall mean, as of any date of determination, all indebtedness of Holdings or any Subsidiary which is subordinated in right of payment to any of the Indebtedness, in each case pursuant to a written agreement in form and substance satisfactory to Bank.

“Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or equivalent equity interests are owned by Holdings, either direct or indirectly, through one or more intermediaries.

“Tangible Effective Net Worth” shall mean, as of any date of determination, the sum of Consolidated Net Worth (excluding all amounts owing to Holdings or any Subsidiary or by officers, directors, shareholders and other Affiliates and all patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, goodwill and all other intangible assets of Holdings and its Subsidiaries at such date), plus all Subordinated Debt as of such date, all as determined in accordance with GAAP.

2. THE INDEBTEDNESS: REVOLVING CREDIT.

2.1 Bank agrees to make Advances to Manitex at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed the Revolving Credit Maximum Amount in aggregate principal amount at any one time outstanding. Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

2.2 The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records will be presumed correct absent manifest error.

2.3 Manitex may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Manitex , subject to the following:

(a) each such Request for Advance shall set forth the information required on the Request for Advance form attached hereto as Exhibit “B”;

(b) each such Request for Advance shall be delivered to Bank by 11:00 a.m. on the proposed date of Advance;

(c) the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be, in the case of a Eurodollar-based Advance, at least $250,000 or any larger amount in $100,000 increments; and

(d) a Request for Advance, once delivered to Bank, shall be irrevocable.

Bank may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Manitex and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit “B.” Manitex hereby authorizes Bank to disburse Advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Manitex and Manitex shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

2.4 Proceeds of Advances under the Revolving Credit Note shall be used solely for general corporate and working capital purposes.

2.5 The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall never exceed the lesser of the Revolving Credit Maximum Amount and the Borrowing Base. Manitex shall immediately make all payments necessary to comply with this provision. Any such payments shall be applied first to outstanding Prime-based Advances and the remainder, if any, to outstanding Eurodollar-based Advances.

2.6 In addition to Advances under the Revolving Credit Note, Bank further agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Manitex (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed One Million Dollars ($1,000,000) at any one time outstanding; provided, however, that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall not exceed the lesser of the Revolving Credit Maximum Amount and the Borrowing Base at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the fifth (5th) Business Day before the Revolving Credit Maturity Date or one (1) year after issuance, whichever first occurs. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Manitex to Bank with respect thereto. Manitex shall pay to Bank annually in advance a per annum Letter of Credit issuance fee equal to a rate to be negotiated between Manitex and Company.

3. [RESERVED].

4. INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS.

4.1 Interest. Advances under the Revolving Credit Note shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based

Rate or the Eurodollar-based Rate, as Manitex may elect subject to the provisions of this Agreement. With respect to Prime-based Advances, interest shall be payable monthly on the first day of each month, commencing on the first day of the month following the month during which such Advance is made, and at maturity. With respect to Eurodollar-based Advances, interest shall be payable on the last day of each Interest Period applicable thereto; provided, however, that if such Interest Period is longer than three months, interest shall be payable at intervals of three months from the first day of such Interest Period and on the last day of such Interest Period. Notwithstanding the foregoing, upon the occurrence of a Default or an Event of Default, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, three percent (3%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, three percent (3%) above the rate which would otherwise be applicable under this Section 4.1 until the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section 4.1. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

4.2 Interest Periods. Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 4.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two, three or six months thereafter, as Manitex may elect as set forth below, subject to the following:

(i) no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(ii) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

Manitex shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to Section 4.3, as the case may be. Provided that no Event of Default shall have occurred and be continuing, Manitex may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, not later than 11:00 a.m. (Detroit, Michigan time) on the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by Manitex, it shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.

4.3 Conversion of Advances. Provided that no Event of Default shall have occurred and be continuing, Manitex may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If Manitex desires to convert an Advance, it shall give the Bank telephonic or telegraphic notice by 11:00 a.m. (Detroit, Michigan time) on the proposed date of conversion, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor.

4.4 Prepayments. Manitex may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time without premium or penalty. Upon three (3) Business Days prior notice to Bank, Manitex may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $250,000 and the unpaid portion of such Advance which is refunded or converted under Section 4.3 shall be subject to the limitations of Section 2.3(c). Any prepayment of a Prime-based Advance or any prepayment of a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section shall be without premium, penalty or prejudice to Manitex ‘s right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 5.1 hereof.

5. SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION, MARGIN ADJUSTMENTS.

5.1 If Manitex makes any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Manitex fails to borrow any Eurodollar-based Advance after notice has been given by Manitex to Bank in accordance with the terms hereof requesting such Advance, or if Manitex fails to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Companies shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Companies to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Companies, Bank shall deliver to Companies a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

5.2 For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

5.3 If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then

Bank shall forthwith give notice thereof to Companies. Thereafter, until Bank notifies Companies that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, the right of Manitex to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

5.4 If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Companies. Thereafter (a) the obligation of Bank to make Eurodollar-based Advances and the right of Manitex to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Manitex may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance, to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

5.5 If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a) shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement an amount deemed by the Bank to be material, then Bank shall promptly notify Companies of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

5.6 If at any time after the date of this Agreement any change in law such as described in Section 5.5 hereof shall require that the credit provided under this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank’s or Bank’s parent’s capital or assets as a consequence of the Bank’s obligations hereunder to a level below that which Bank or Bank’s parent would have achieved but for such change, then Bank shall notify Companies and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

5.7 A late installment charge equal to five percent (5%) of each late installment under the Note may be charged on any installment payment not received by Bank within ten (10) calendar days after the installment due date but acceptable of this charge shall not waive any default or Event of Default under this Agreement.

6. CONDITIONS; SECURITY.

6.1 Companies agree to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i)

certified copies of resolutions of the Board of Directors of each Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) certificates of good standing from the states of Delaware and Texas; (iii) certified copies of the bylaws of each Company; (iv) amendments to the Personal Guaranties; and (v) such other documents and instruments as Bank may reasonably require.

6.2 Each Company reaffirms and ratifies all of its obligations to Bank under or pursuant to the Loan Document(s) executed and delivered by it, and acknowledges that the Indebtedness shall be secured by the Pledge Agreements and the Security Agreements.

6.3 Prior to the initial Advance hereunder, Companies shall furnish and deliver to Bank the Guaranties, duly executed by each Guarantor, supported (in the case of the Affiliate Guaranty) by certified resolutions of the respective members/managers/board of directors of each Affiliate Guarantor.

7. REPRESENTATIONS AND WARRANTIES.

Companies jointly and severally represent and warrant and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

7.1 Each Company is a corporation, duly organized and existing in good standing under the laws of the jurisdiction of its formation; each Company is in good standing in each jurisdiction in which it is required to be qualified to do business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Manitex, are within their corporate powers, have been duly authorized, are not in contravention of law or the terms of either Company’s Articles of Incorporation or Bylaws and do not require the consent or approval of any governmental body, agency or authority; and this Agreement and other documents and instruments required under this Agreement and the Note, when issued and delivered, will be valid and binding on Companies in accordance with their terms.

7.2 The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Manitex, are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Holdings or any Subsidiary is a party or by which it is bound.

7.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Companies is threatened against any Company or Subsidiary, the outcome of which could materially impair either Company’s or any Subsidiary’s financial condition or the ability of such Company or Subsidiary to carry on its business.

7.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Companies’ assets, except to Bank or as otherwise permitted by this Agreement.

7.5 No Company or Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the “Employee Retirement Income Security Act of 1974” (herein called “ERISA”), except those set forth in attached Schedule 7.5. Except as set forth on Schedule 7.5, there was no unfunded past service liability of any Pension Plan as of September 30, 2003, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

7.6 The Consolidated financial statements of Holdings dated December 31, 2006, previously furnished Bank, are complete and correct and fairly present the financial condition of Holdings and the Subsidiaries as of such date; since December 31, 2006, there has been no material adverse change in the financial condition of Holdings or any Subsidiary, and to the best of the knowledge of Companies’ officers, there are no material contingent obligations (including any liability for taxes) not disclosed by or reserved against in said balance sheets, and at the present time there are no material unrealized or anticipated losses from any present commitment of Holdings or any Subsidiary.

7.7 The execution, delivery and performance by each Guarantor of the Guaranties are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which any Guarantor is a party or by which any Guarantor is bound and have been duly authorized, are not in contravention of law or the term of the Articles of Organization, Operating Agreement or any similar constituent document of any Guarantor, and do not require the consent or approval of any governmental body, agency or authority; and each Guaranty is valid and binding on each Guarantor in accordance with its terms.

7.8 All tax returns and tax reports of Holdings and the Subsidiaries required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Holdings and the Subsidiaries (or any of their properties) which are due and payable have been paid. The charges, accruals and reserves on the books of Holdings and the Subsidiaries in respect of the Federal income tax for all periods are adequate in the opinion of Holdings.

7.9 There are no Subsidiaries of Holdings, except for Quantum Value Management, L.P., Companies, Manitex Canada and Manitex Skycrane.

7.10 Holdings and each Subsidiary are, in the conduct of their business, in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them. Holdings and each Subsidiary has all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits.

7.11 Neither Holdings nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by Companies is any litigation or administrative proceeding threatened against Holdings or any Subsidiary which in either case (A) asserts or alleges that violated Environmental Laws, (B) asserts or alleges that is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (C) asserts or alleges that is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by.

7.12 is in violation of any Environmental Laws which would subject such Person to damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Holdings or any Subsidiary.

7.13 is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of Companies, neither Holdings nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

7.14 has all permits, licenses and approvals required under applicable Environmental Laws.

7.15 Neither Holdings nor any Subsidiary is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither Holdings nor any Subsidiary is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

8. AFFIRMATIVE COVENANTS.

Each Company covenants and agrees that it will, so long as Bank may make any Advance under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, and will cause each Subsidiary to:

8.1 Furnish Bank:

(a) within ninety (90) days after and as of the end of each fiscal year of Holdings, detailed Consolidated and Consolidating financial statements of Holdings, audited by independent certified public accountants satisfactory to Bank;

(b) within thirty (30) days after and as of the end of each month, a Consolidating balance sheet, statement of income for the month then ending fiscal year-to-date, and surplus reconciliation of Holdings in form satisfactory to Bank, certified by an authorized officer of Holdings as being correct and accurate to the best of his knowledge;

(c) within twenty (20) days after and as of the end of each month, detailed agings of Borrowing Base Companies’ Accounts and accounts payable and a Borrowing Base Report, each in form acceptable to Bank;

(d) within three (3) Business Days of filing, copies of all filings with the United States Securities and Exchange Commission on forms 10-K and 10-Q;

(e) on or before May 1, 2007, audited Consolidated and Consolidating financial statements of Holdings for the fiscal year ending on December 31, 2006; and

(f) promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

8.2 Pay and discharge all taxes and other governmental charges before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

8.3 Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property hereafter mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Companies and Bank (as mortgagee) as their respective interests may appear, all said policies or copies thereof, including all endorsements thereon and those required hereunder, to be deposited with Bank.

8.4 Permit Bank through its authorized attorneys, accountants and representatives, to examine Holdings’ or each Subsidiary’s books, accounts, records, ledgers and assets of every kind and description at Companies’ expense at all reasonable times upon written request of Bank. Such examinations shall include semi-annual audits of Consolidated Inventory and Accounts.

8.5 Promptly notify Bank of any Default or Event of Default, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could have a material adverse effect upon Holdings’ or any Subsidiary’s financial condition.

8.6 Maintain in good standing all licenses required by any state or any agency thereof, or other governmental authority that may be necessary or required for Holdings or any Subsidiary to carry on their general business objects and purposes.

8.7 [RESERVED]

8.8 Comply with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

8.9 Promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a) the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b) the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

(d) the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

(e) the withdrawal of Holdings or any Subsidiary from a Pension Plan; or

(f) a reportable event, within the meaning of Title IV of ERISA.

8.10 Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 8.1(a) and Section 8.1(b), a Compliance Certificate.

8.11 Maintain, as of the last day of each fiscal quarter ending during the periods specified below, Tangible Effective Net Worth of not less than the following:

Date(s)	Tangible Effective Net Worth
at 12/31/06	($26,000,000)
03/31/07 – 06/30/07	($25,500,000)
at 09/30/07	($16,500,000)
at 12/31/07	($16,000,000)
at 03/31/08	($15,500,000)
at 06/30/08	($15,000,000)
at 09/30/08	($14,500,000)
at 12/31/08 and at each fiscal quarter-end thereafter	($8,000,000)

8.12 Comply in all material respects with all applicable laws, rules, regulations and orders of any governmental authority (such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property), except to the extent that compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of Holdings or such Subsidiary.

8.13 Pay and discharge all contractual obligations calling for the payment of money (other than trade payables incurred in the ordinary course of business) before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

9. NEGATIVE COVENANTS.

Each Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and will not permit any Subsidiary to, without the prior written consent of Bank:

9.1 Purchase, acquire or redeem any of its equity interests or other securities or make any material change in its capital structure or general business objectives or purpose, provided that Manitex, LLC and/or Quantum Value Management, LLC may merge with and into Holdings.

9.2 Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any material part of its assets, except in the ordinary course of its business, provided that Manitex, LLC and/or Quantum Value Management, LLC may merge with and into Holdings.

9.3 Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Bank.

9.4 Become or remain obligated for any indebtedness for borrowed money, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(a) indebtedness to Bank;

(b) current unsecured trade, utility or non-extraordinary accounts payable arising in the ordinary course of Company’s business;

(c) purchase money indebtedness in respect of equipment purchases not to exceed $500,000 in the aggregate at any time outstanding;

(d) purchase money liens on vehicle chassis in favor of the manufacturers thereof; and

(e) indebtedness described in attached Schedule 9.4.

9.5 Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business or equity interests of any Person, or in any other manner effectuate an expansion of present business by acquisition.

9.6 Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person, except for the Acquisitions.

9.7 Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

(a) to Bank;

(b) the Permitted Liens;

(c) purchase money security interests given to secure indebtedness permitted by Section 9.4(c) or (d), provided that such security interests do not extend to any asset other than the asset being purchased and do not secure any indebtedness other than that incurred to finance the asset being purchased; and (d) encumbrances described in Schedule 9.7.

9.8 Sell, assign, transfer or confer a security interest in any account, contract, note, trade acceptance or other receivable, except to Bank.

9.9 Enter into, maintain, or make contribution to, directly or indirectly, any employee pension plan that is subject to Title IV of ERISA, except the Pension Plans.

9.10 Make loans, advances of credit or extensions of credit to any of its Affiliates or to its officers, directors or shareholders or any member of their immediate families or any entity controlled by any of the foregoing or to any other Person, except for sales on open account or in the ordinary course of business, advances to employees in an amount not exceeding $100,000 at any time outstanding for Holdings and all Subsidiaries.

9.11 Declare or pay any dividends or make any other distribution upon its equity interests, except dividends paid to a Company or Guarantor and dividends payable in the equity interests Holdings or a Subsidiary.

9.12 [RESERVED]

9.13 Enter into or become subject to any agreement (i) prohibiting the guaranteeing by Holdings or any Subsidiary of any obligations, (ii) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of Holdings or any Subsidiary, whether now owned or hereafter acquired, or (iii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured.

9.14 Make any Capital Expenditure during any fiscal year if after giving effect thereto the aggregate amount of all Capital Expenditures made by Holdings and all Subsidiaries during such fiscal year would exceed $1,500,000, net of trade-ins.

10. ENVIRONMENTAL PROVISIONS.

10.1 Companies shall comply in all material respects with all applicable Environmental Laws.

10.2 Companies shall provide to Bank, immediately upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by either Company in respect of a cleanup, removal, remedial action, or other response by or on the part of either Company under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from either Company for an alleged violation of Environmental Laws.

10.3 Companies shall promptly notify Bank in writing as soon as such Company becomes aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

10.4 In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Companies shall, at the request of Bank, at its sole expense, retain an environmental professional consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance and any environmental concerns arising from that changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Company upon completion.

10.5 At any time either Company, directly or indirectly through any professional consultant or other representative, determines to undertake an environmental audit, assessment or investigation, Companies shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Companies will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

10.6 Each Company hereby indemnifies, saves and holds Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses)

arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to any property owned or operated by either Company, or due to any acts of either Company or such person’s, officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Companies) of such property.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Companies to Bank.

10.7 Companies shall maintain all permits, licenses and approvals required under applicable Environmental Laws.

11. EVENTS OF DEFAULT.

11.1 Upon non-payment of any installment of the principal or interest on the Note when due in accordance with the terms thereof, or upon non-payment of any other outstanding Indebtedness when due in accordance with the terms thereof, the Note may at Bank’s option become immediately due and payable, and thereafter Bank’s commitment to make further Advances or to issue further Letters of Credit under this Agreement shall automatically terminate.

11.2 Upon occurrence of any of the following events of default:

(a) default in the observance or performance of any of the conditions, covenants or agreements of Companies set forth in Sections 2.5, 8.1, 8.3, 8.4, 8.5, 8.9, 8.10, 8.11, 9 or 10 herein;

(b) default in the observance or performance of any of the other conditions, covenants or agreements of Companies herein set forth, and continuance thereof for thirty (30) days after written notice to Companies by Bank;

(c) any representation or warranty made by Companies herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made;

(d) default in the observance or performance of any of the conditions, covenants or agreements of any Company, any Guarantor, or other Person set forth in any collateral document of security which may be given to secure the Indebtedness or in any other collateral document related to or connected with this Agreement or the Indebtedness;

(e) default in the payment of any other obligation of Holdings or any Guarantor or Subsidiary for borrowed money in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect thereto;

(f) judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) in the aggregate shall be rendered against Holdings, any Guarantor or Subsidiary and any such judgment(s) shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(g) the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of Holdings or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or Holdings or any Subsidiary; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(h) if there shall be any change for any reason whatsoever in the ownership of Holdings or any Subsidiary which shall in the reasonable judgment of Bank adversely affect future prospects for the successful operation of Companies;

(i) if any Guarantor shall revoke its Guaranty or disavow any of its obligations thereunder;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Companies declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all indebtedness then outstanding hereunder and under the Note shall immediately become due and payable without further notice or demand, and Bank shall not be obligated to make any further Advances or to issue any Letter of Credit hereunder.

11.3 If a creditors’ committee shall have been appointed for the business of Holdings, any Subsidiary or any Guarantor; or if Holdings, any Subsidiary or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Holdings, any, a Subsidiary or a Guarantor, as applicable) and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of Holdings, any Subsidiary or any Guarantor; then the Note and all indebtedness then outstanding hereunder shall automatically become immediately due and payable, and Bank shall not be obligated to make any further Advances or issue any further Letters of Credit under this Agreement.

11.4 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any other agreement or instrument. Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Companies.

11.5 Upon the occurrence of any Event of Default, upon notice to Companies from Bank, Companies will deposit with Bank and maintain cash collateral in an amount equal to the Letter of Credit Reserve.

12. MISCELLANEOUS.

12.1 This Agreement shall be binding upon and shall inure to the benefit of Companies and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Companies.

12.2 Companies shall pay all closing costs and expenses, including, by way of description and not limitation, reasonable outside attorney fees, audit and appraisal fees, and lien search fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Companies may, at Bank’s option, be charged by Bank as an advance against the proceeds of the Notes. All costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Companies or any Subsidiary or Guarantor or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Companies hereunder, shall also be paid by Companies.

12.3 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP unless otherwise agreed to by Companies and Bank.

12.4 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

12.5 All notices with respect to this Agreement shall be deemed to be completed upon mailing by certified mail to the following or to such other address as may be designated by Companies or Bank in a notice that complies as to delivery with the terms of this Section 12.5:

To Companies:

Manitex, LLC

7402 West 100th Place

Bridgeview, Illinois 60455

To Bank:

35405 Grand River Avenue

Mail Code 5400

Farmington, Michigan 48335

Attention: West Oakland Loan Group

12.6 This Agreement and the other Loan Documents have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

12.7 No amendments or waiver of any provisions of this Agreement nor consent to any departure by Companies therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

12.8 All sums payable by Companies to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank in immediately available United States funds, without set off, deduction or counterclaim. Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Companies with Bank for all or a part of any Indebtedness then due;

provided, however, that this authorization shall not affect Companies’ obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

12.9 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. Companies expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Companies waive the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Companies. Companies agree that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records. Companies expressly agree that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

12.10 In the event Manitex’s obligation to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which Manitex is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

12.11 This Agreement shall become effective upon the execution hereof by Bank and Companies.

12.12 This Agreement, the Notes, any Requests for Advance or Letters of Credit hereunder, the other Loan Documents, and any agreements, certificates, or other documents given to secure the Indebtedness, contain the entire agreement of the parties hereto, and none of the parties hereto shall be bound by anything not expressed in writing. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness.

12.13 COMPANIES AND BANK HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS AT ANY TIME IN WHICH COMPANY AND BANK ARE PARTIES ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS CONTEMPLATED HEREBY.

[SIGNATURE PAGE FOLLOWS]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK	MANITEX, INC.

By:	By:

Its:	Its:

VERI-TEK INTERNATIONAL, CORP.

By:

Its:

LIST OF SCHEDULES

Schedule 6.5 -	Pension Plans

Schedule 9.4 -	Permitted Debt

Schedule 9.7 -	Permitted Liens

LIST OF EXHIBITS

Exhibit A-	Form of Revolving Credit Note

Exhibit B-	Form of Request for Advance

Exhibit C-	Compliance Certificate

Exhibit D-	Form of Borrowing Base Report

Schedule 6.5

PENSION PLANS

None.

Schedule 9.4

PERMITTED DEBT

1. Promissory Note in the principal sum of CAD$3.2 million, between, from Manitex Canada as maker to Liftking Industries, Inc. as payee, dated November 30, 2006.

2. Non-Negotiable Promissory Note in the principal sum or $1.07M between Veri-Tek International, Inc. as Maker, and Michael Azar (as Payees Representative) dated May, 2006.

3. Lease between Manitex, Inc. as Tenant and KrisLee Texas, LLC, as Landlord, dated April 17, 2006 regarding property located at 3000 South Austin Ave., Georgetown, Texas.

4. Lease between Manitex Liftking, ULC, as Tenant, and Aldrovandi Equipment Limited, as Landlord, dated November 30, 2006, regarding property located at 7135 Islington Avenue, Vaughn, Ontario, and 191 Vinyl Court, Vaughn, Ontario.

Schedule 9.7

PERMITTED LIENS

Debtor	Secured Party	Collateral
Manitowoc	DaimlerChrysler Services	All property described in Texas UCC filing Nos. 00-572217, 00-877421, 02-311812, 03-078477 and 03-0001156692

Manitowoc	U.S. Bank and Targa Financial	All property described in Texas UCC filing No. 02-0005934407

Manitowoc	Citizens Leasing	All property described in Texas UCC filing Nos. 02-0033239517 and 02-0037943472

Manitowoc	UPS Capital	All property described in Texas UCC filing Nos. 02-0038365198

Manitowoc	General Electric Capital	All property described in Texas UCC filing No. 03-0005453969

Manitowoc	CIT Group	All property described in Texas UCC filing No. 03-0006903819

Manitowoc	Champion Brands, LLC	All property described in Texas UCC filing No. 04-0041753317

[TO BE UPDATED BY BODMAN]

EXHIBIT A

REVOLVING CREDIT NOTE

Detroit, Michigan
$16,500,000	April , 2007

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, MANITEX, INC., a Texas corporation (“Manitex”), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (“Bank”), at its Main Office at 500 Woodward Avenue, Detroit, Michigan 48226, in lawful money of the United States of America, the indebtedness or so much of the sum of Sixteen Million Five Hundred Thousand Dollars ($16,500,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Second Amended and Restated Credit Agreement dated as of April ___, 2007, between Companies and Bank (herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made.

Manitex hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

MANITEX, INC.

By:

Its:

EXHIBIT “B”

REQUEST FOR ADVANCE

Pursuant to the Second Amended and Restated Credit Agreement dated as of April 11, 2007 (“Agreement”), the undersigned hereby requests COMERICA BANK (“Bank”) to make a                         1/ Advance to the undersigned on                                 , 200    , in the amount of                                                                       DOLLARS ($                        ) under the $16,500,000 Revolving Credit Note dated April 11, 2007 issued by the undersigned to Bank (“Note”). The Interest Period for the requested Advance, if applicable, shall be                             2/. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is                             , 200  .

The undersigned certifies that no Default or Event of Default has occurred, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof.

The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

Dated this              day of                     , 200    .

MANITEX, INC.

By:

Its:

1/	Insert, as applicable, “Eurodollar-based”, or “Prime-based”.

2/	For a Eurodollar-based Advance insert, as applicable, “1, 2, 3 or 6 months”.

EXHIBIT “C”

COMPLIANCE REPORT

To:	Comerica Bank

Re:	Veri-Tek International, Corp. and Manitex, Inc. Second Amended and Restated Credit Agreement dated as of April 11, 2007 (“Credit Agreement”)

This Compliance Report (“Report”) is furnished pursuant to Section 8.10 of the Credit Agreement and sets forth various information as of                         , 200   (the “Computation Date”).

1. Tangible Effective Net Worth. On the Computation Date, Tangible Effective Net Worth, which is required to be not less than $                , was $            , as computed in the supporting documents attached hereto as Schedule 1.

The undersigned officer hereby certifies that to the best of his knowledge, after due inquiry:

A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B. As of the Computation Date, the Companies have observed and performed all of its covenants and other agreements contained in the Credit Agreement.

C. I have personally reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D. Except as stated as Schedule 4 hereto (which shall describe any existing Event of Default or event which with the passage of time and/or the giving of notice, would constitute an Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Companies), no Event of Default, or event which with the passage of time and/or the giving of notice would constitute an Event of Default, has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Holdings has caused this Report to be executed and delivered by its duly authorized officer this                      day of                             , 200  .

VERI-TEK INTERNATIONAL, CORP.

By:

Its:

2

EXHIBIT “D”

FORM OF BORROWING BASE REPORT

See Attached